Exhibit 10.8
LEASE
BY AND BETWEEN
WEST VIRGINIA ECONOMIC DEVELOPMENT AUTHORITY,
AS LANDLORD, AND
PENNSYLVANIA FASHIONS, INC.,
AS TENANT

INDEX TO
LEASE PROVISIONS

ARTICLE I — Incorporation of Preambles-Certain Definitions		2
1.01	Incorporation of Preambles	2
1.02	Certain Definitions	2

ARTICLE II — Lease of Premises		3

ARTICLE III — Term and Extensions		3
3.01	Initial Term	3
3.02	Lease Year	3
3.03	Extensions	4
3.04	Rent Commencement Date	4
3.05	Rent Commencement Date Agreement	4
3.06	Expansion of Leased Premises	4

ARTICLE IV — Rent		5
4.01	Base Rent	5
4.02	Partial Month Rent	6
4.03	Terms of Payment	6
4.04	Additional Rent	6
4.05	Rent	6
4.06	Deferment of Rent	6

ARTICLE V — Absolute Net Lease		6

ARTICLE VI — Use		6

ARTICLE VII — Subletting and Assignment		7
7.01	Subletting and Assignment	7
7.02	Limits on Assignees	7
7.03	Assignment by Landlord	7

ARTICLE VII — Quiet Enjoyment — Landlord’s Warranty		8

ARTICLE IX — Alterations		8
9.01	Tenant’s Alterations	8
9.02	Method of Alterations	8

ARTICLE X — Tenant’s Property		8
10.01	Installation Removal	8
10.02	Required Removal	9
10.03	Title at Termination	9

ARTICLE XI — Lien or Encumbrance		9
11.01	No Liens	9
11.02	No Consent to Work Lien or Encumbrance	9

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ARTICLE XII — Repairs and Maintenance		10
12.01	Duty to Repair	10
12.02	Definition and Standard of Repair	10
12.03	No Obligation to Repair	10

ARTICLE XIII — Requirements of Law		10

ARTICLE XIV — Damage or Destruction		11
14.01	Tenant’s Obligation to Rebuild	11
14.02	Approval of Plans and Specifications	11
14.03	Payment from Escrow	11
14.04	Failure to Reconstruct; Termination	11
14.05	Force Majeure	11
14.06	No Abatement of Rent	12
14.07	Default in Payment of Rent	12
14.08	Landlord’s Mortgage	12

ARTICLE XV — Insurance		12
15.01	Tenant’s Property Insurance	12
15.02	Boiler Insurance	13
15.03	Public Liability Insurance	13
15.04	Worker’s Compensation. Employers Liability Insurance	13
15.05	Business Interruption	13
15.06	Insurance on Tenant’s Property	13
15.07	No Separate Insurance	13
15.08	Conduct of Business	13
15.09	Requirements of Policies	14
15.10	Release, Waiver of Subrogation	14

ARTICLE XVI — Indemnification of Landlord		15

ARTICLE XVII — Condemnation		15
17.01	Authority	15
17.02	Taking	15
17.03	Termination	16
17.04	Restoration	16

ARTICLE XVIII — Warranties and Representations		16
18.01	Landlord Warranties	16
18.02	Tenant Warranties	18

ARTICLE XIX-Default		18
19.01	Events of Default	18
19.02	Landlord’s Rights Upon Tenant’s Default	20
19.03	Re-letting	20
19.04	Damages Upon Termination	21

ARTICLE XX — Signs		21

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ARTICLE XXI — Taxes and Other Liens		21
21.01	Impositions	21
21.02	Tax on Tenant Additions	22
21.03	Exceptions	22
21.04	Proof of Payment	22
21.05	Refunds	22
21.06	Protest	22
21.07	Requirements of Mortgage	23

ARTICLE XXII — Utilities		23
22.01	Payment of Charges	23
22.02	Provision of Services	23

ARTICLE XXIII — Holding Over		23

ARTICLE XXIV — Notice		23
24.01	Notice Address	23
24.02	Service of Notice	24

ARTICLE XXV — Subordination		24
25.01	Lease Subordinate	24
25.02	Subordination, Self-Operative: Subordination Agreement. Non-disturbance	25
25.03	Attornment	25
25.04	Attornment to Successor	25

ARTICLE XXVI — Landlord’s Access to the Premises		25

ARTICLE XXVII — Environmental Compliance		25
27.01	Definitions	25
27.02	Compliance	26

ARTICLE XXVIII — Late Rent		27

ARTICLE XXVIX — Estoppel Certificates		27

ARTICLE XXX — Reports		27

ARTICLE XXXI — Provisions of General Application		27

Exhibit A — Real Property Description for Initial Facility
Exhibit B — Site Plan
Exhibit C — Real Property Description for Additions
Exhibit D — Three Springs Industrial and Business Park Declarations of Covenants, Conditions and Regulations

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LEASE
THIS LEASE (hereinafter sometimes referred to as this “Lease” or this “Agreement”), made this 28th day of June, 1999, by and between West Virginia Economic Development Authority, a West Virginia public corporation and government instrumentality, having its principal office at 1018 Kanawha Boulevard, East Suite 501, Charleston, West Virginia, 25301 (hereinafter referred to as “Landlord”), and Pennsylvania Fashions, Inc., a Pennsylvania corporation, having its principal office at 155 Thornhill Road, Warrendale, PA 15086 (hereinafter referred to as “Tenant”);
     WITNESSETH THAT:
     WHEREAS, Tenant desires to lease from Landlord upon the terms and conditions set out herein, the real property described in Exhibit A and illustrated in Exhibit B (the “Site Plan”) located in the City of Weirton, County of Brooke, State of West Virginia, and
     WHEREAS, Landlord is willing to purchase and improve said real property and to lease said real property to Tenant upon the terms and conditions set out herein;
     NOW, THEREFORE, for and in consideration of the foregoing preambles, of the mutual promises and covenants contained herein, of Ten Dollars ($10.00) cash in hand paid by Tenant to Landlord, and other good and valuable consideration, the receipt and sufficiency of all of which is hereby acknowledged by both Landlord and Tenant, Landlord and Tenant hereby agree as follows:
ARTICLE I
Incorporation of Preambles-Certain Definitions
     1.01 Incorporation of Preambles. The foregoing preambles are hereby incorporated into this Lease as a part hereof by this reference thereto.
     1.02 Certain Definitions. Reference is made in this Article 1.02 to certain defined terms used herein which are defined in the Articles referred to opposite each such term, as follows:

“Additions”	Paragraph 3.06
“Agreement”	Preambles
“Base Rent”	Paragraph 4.01
“Construction Schedule”	Paragraph 18.01(i)
“Cost of the Addition”	Paragraph 3.04(b)
“Declarations”	Article VI
“Details”	Paragraph 18.01(i)
‘‘Entry Date”	Article II
“Environmental Laws”	Paragraph 27.01 (a)
“Force Majeure”	Paragraph 14.05
“KLM”	Article II
“Impositions”	Paragraph 21.01
“Improvements “	Article II
“Initial Term”	Paragraph 3.01
“Landlord”	Preambles
“Laws”	Article XIII
“Lease”	Preambles
“Lease Year”	Paragraph 3.02

“Phase I Report”	Paragraph 18.01(d)
“Premises”	Article II
“Prime Rate”	Paragraph 19.03{c)
“Regulated Substance”	Paragraph 27.01 (b)
“Rent”	Paragraph 4.05
“Rent Commencement Date”	Paragraph 3.04
“Site Plan”	Preambles. Article II
“Substantial Completion”	Article II
“Tenant”	Preambles
“Tenant’s Building”	Article II
“Tenant’s Property”	Article X
“Term”	Paragraph 3.03
“WSC”	Paragraph 3.06(e)
ARTICLE II
Lease of Premises
     Landlord, for and in consideration of the rent to be paid and of the covenants and agreements herein contained to be kept and performed by Tenant, does hereby exclusively lease and demise to Tenant, and Tenant does hereby exclusively hire from Landlord, the real property being located in the City of Weirton, County of Brooke and State of West Virginia described in Exhibit A and illustrated on Exhibit B, together with all improvements thereon, which shall include a building containing approximately 189,600 square feet (the “Tenant’s Building”) being constructed by KLM Realty Associates, Limited Partnership, a West Virginia limited partnership (“KLM”), and all fixtures and accessory improvements thereon, including all roadway, parking areas and landscaped areas located thereon (collectively, such Tenant’s Building, fixtures and improvements are hereinafter referred to as the “Improvements”) together with all easements, rights, privileges and amenities otherwise appurtenant to such real property (herein called the “Premises”). Said Premises and Improvements are indicated upon the site plan attached hereto as Exhibit “B” (the “Site Plan”).
     KLM has agreed to complete the construction of Tenant’s Building by November 5, 1999, to the extent necessary to provide contractors for the Tenant, as of that date, with all reasonable rights of access to Tenant’s Building and in a condition to enable Tenant’s contractors to perform the delivery and installation work for all trade fixtures of the Tenant in Tenant’s Building (the “Entry Date”), and neither the Tenant nor its contractors shall unreasonably delay or refuse to commence the delivery and installation of such fixtures without a material and good faith cause. KLM has further agreed to complete the construction in such a fashion, excluding the issuance of a permanent certificate of occupancy, as to enable the Tenant, upon performance of any work to be done by Tenant and the installation of its trade fixtures and inventory, to occupy and commence operations at Tenant’s Building by December 20, 1999 (“Substantial Completion”). Substantial Completion shall be subject to the completion or correction of insignificant “punch list” and weather sensitive items which do not interfere with the occupation by Tenant of the Tenant’s Building or commencement of operations at the Tenant’s Building. Tenant shall not unreasonably delay or refuse to take occupancy of Tenant’s Building without a material and good faith cause.
ARTICLE III
Term and Extensions
     3.01 Initial Term. The initial term (“Initial Term”) of this Lease shall commence on the Rent Commencement Date and continue for Twelve (12) Lease Years.
     3.02 Lease Year. The first Lease Year during the Term shall be the twelve (12) calendar month period commencing on the Rent Commencement Date and terminating on the last day of the twelfth (12th)

full calendar month following the Rent Commencement Date (December 31). Each subsequent Lease Year during the Term shall commence on the day immediately following the last day of the preceding Lease Year and shall continue for a period of twelve (12) full calendar months.
     3.03 Extensions. Provided that Tenant is not in default in any condition of this Lease beyond any applicable cure period, at the time of expiration of the then existing Term of this Lease, Landlord hereby grants to Tenant the option to extend the Term for Two (2) additional periods of Five (5) years, each exercisable by Tenant’s written notice to Landlord of such exercise given not less than eighteen (18) months prior to the expiration of the Initial Term hereof, or of the then existing option period, as the case may be, on the same terms and conditions as applied during the Initial Term, except the Base Rent. During each such extension period, the Base Rent (including all Base Rent attributed to the Additions as computed pursuant to paragraph 4.01 below) shall be increased for each such five-year extension period by an amount of seven percent (7%) over the Base Rent paid by Tenant at the end of the prior period. Should Tenant fail to exercise any prior extension option offered hereunder, all subsequent extension options shall be deemed waived as well. Tenant shall have no other renewal rights hereunder. The Initial Term of this Lease, plus all options to extend validly exercised by Tenant as provided in this Article III, are herein collectively referred to as the “Term.”
     3.04 Rent Commencement Date. As used herein the term “Rent Commencement Date” shall mean forty-five (45) days after the Entry Date. In the event that Tenant’s Building is not in the condition required by Article II as of the Entry Date, then Tenant shall have the right to defer the Rent Commencement Date until December 20, 2000, by written notification to Landlord, provided that Substantial Completion will occur by that date. If, upon such deferral of the Rent Commencement Date, Tenant’s Building is not completed so as either to provide Tenant’s contractors with all reasonable rights of access to Tenant’s Building necessary to perform the installation work for the trade fixtures of Tenant by November 5, 2000, or to enable Tenant to occupy Tenant’s Building by December 20, 2000, then Tenant shall have the alternative either to cancel this Lease or continue to defer the Rent Commencement Date month-to-month upon written notification to Landlord.
     3.05 Rent Commencement Date Agreement. When the Rent Commencement Date has been determined, Landlord and Tenant shall execute a memorandum which shall expressly confirm the Base Rent, Rent Commencement Date, Lease Year, the expiration date of the Initial Term, that construction of the Tenant’s Building has been completed, subject to those enumerated exceptions’, that possession of the Tenant’s Building has been accepted by Tenant, that ratifies and affirms all of the terms and provisions of this Lease, and that affirms the Lease remains in full force and effect.
     3.06 Expansion of Leased Premises. Tenant shall have two options to expand Tenant’s Building on two separate occasions by an aggregate amount not to exceed 200,000 additional square feet (collectively, the “Additions”) on real property contiguous to the Premises, as described in the attached Exhibit C, which option shall be exercised through the following procedure:
     (a) Tenant shall cause the Additions to be constructed by and at the expense of Tenant’s contractor, under such other terms and conditions which are mutually acceptable to Landlord and Tenant. Tenant shall select the contractor for the Additions, with the prior written approval of Landlord, which consent shall not be unreasonably withheld or delayed.
     (b) Upon completion of each of the Additions, Tenant’s contractor shall convey good and marketable title for each such Addition to Landlord, free and clear of all liens and encumbrances, and for a purchase price and under those additional terms and conditions which are mutually acceptable to Landlord and Tenant. The purchase price for each such Addition shall be limited to the following elements: (1) the cost attributed by the Landlord to the real property for the Addition; (2) the actual cost of labor, services, materials and equipment for the construction of the Addition; (3) the actual contractor’s or developer’s fees and profits for the Addition; (4) the actual cost of architectural, engineering and survey fees for the Addition; and (5) the actual and reasonable attorney’s fees and administrative expenses for the Addition, not to exceed one percent (1%) of the construction costs incurred pursuant to section (2) above (hereinafter collectively, the “Cost of the Addition”). Tenant’s contractor, at its expense, shall provide Landlord with a construction audit for the Addition, prepared by an independent certified public accountant mutually agreeable to Landlord and the contractor, which shall certify the accuracy and amount of the Cost of the Addition.
     (c) The Additions shall not exceed, in the aggregate, 200,000 square feet in size, unless this size is expanded by mutual agreement of the parties. The construction of each of the Additions shall be completed within eighteen months after the exercise by Tenant of the option initiating such construction.
     (d) In each of the amendments adding the Additions to the Lease, Tenant shall agree to extend the Initial Term of this Lease for a period of ten (10) years beyond the date of substantial completion for each Addition, which, in any event, shall not extend the Initial Term by an amount of more than two (2) years.
     (e) Any real property to be purchased by Landlord from Weirton Steel Corporation (“WSC”) for the Additions shall be included in the first option exercised by Tenant. The average cost attributed by Landlord to the real property used in the Additions and considered in determining the Cost of the Addition in paragraph 3.06(b) above shall not exceed Thirty Two Thousand Dollars ($32,000.00) per acre.
     (f) The expansion acreage, the expansion improvements, and the expansion base rental for each of the Additions shall be added to the Lease by amendments mutually agreeable to Landlord and Tenant. Following the substantial completion of each Addition, the expansion rental shall be due and payable in advance on the same day of each month as the Base Rent.
These options to expand shall automatically expire to the extent they are not exercised by Tenant within four (4) years from the Rent Commencement Date. Tenant shall exercise each option by sending written notice to Landlord, as hereinafter provided, and the closing on each Addition shall take place within sixty (60) days after the receipt of such notice by Landlord.
ARTICLE IV
Rent
     4.01 Base Rent. The Base Rent for the first five (5) Lease Years of the Initial Term shall be $3.70 per square foot of Building area or $701,520 per year, payable monthly in advance in the sum of $58,460; and for the second five (5) lease years of the Initial Term shall be $4.05 per square foot of Building area or $767,880 per year, payable monthly in advance in the sum of $63,990; and for the last two (2) years of the Initial Term shall be $4.20 per square foot of Building area or $796,320 per year, payable monthly in advance in the sum of $66,360. Any extension of the Initial Term in paragraph 3.06(d) above shall not exceed two (2) years in duration, and during such extension, the Base Rent for the original structure of Tenant’s Building shall remain $4.20 per square foot of original area of Tenant’s Building or $796,320 per year, payable monthly in advance in the sum of $66,360. In addition to the Base Rent for the original structure of Tenant’s Building, the annual Base Rent relating to each of the Additions shall be an amount equal to the Cost of the Addition, as defined in paragraph 3.06(b) above, multiplied by the annual cost to Landlord of its financing for each Addition, including, without limitation, all principal, interest, points, origination fees and all other actual costs and expenses incurred by Landlord to obtain its financing for the acquisition of each such Addition, plus one and fifteen one hundredths percent (1.15%).
     4.02 Partial Month Rent. If the Rent Commencement Date shall be other than the first day of a calendar month, Base Rent shall be pro-rated for the period until the first day of the following month by taking the amount of monthly Base Rent divided by the number of days in the month and multiplying that amount times the number of days between the Rent Commencement Date and the first day of the following month.
     4.03 Terms of Payment. All Rent and other payments to be made by Tenant to Landlord hereunder shall be made payable to Landlord in current legal tender of the United States of America and sent to Landlord at the place to which notice to Landlord is required to be sent hereunder unless Landlord shall direct otherwise by notice to Tenant. Extensions, indulgences, or changes by Landlord upon any occasion in the mode or time of payment of Rent or any other payment to be made by Tenant to Landlord hereunder shall not be construed as any continuing waiver or change, or as requiring or allowing in the future any similar change or indulgence. All Rent shall be payable as stated without notice or demand.
     4.04 Additional Rent. All amounts other than Base Rent which Tenant is required to pay or discharge pursuant to this Lease including, but not limited to, charges for taxes, insurance, utilities, maintenance of the Premises and any penalties for late payment of Base Rent shall constitute Additional Rent.
     4.05 Rent. Rent shall mean Base Rent, Additional Rent and all other sums payable hereunder by Tenant.
     4.06 Deferment of Rent. If the Tenant’s Building shall not be available for the possession of Tenant’s contractor for the installation of trade fixtures by the Entry Date, or the Tenant’s Building is not substantially completed by December 20, 1999, then the obligation of Tenant to install trade fixtures is deferred until November 5, 2000. Upon deferral, the first monthly rental payment shall be due and owing by Tenant to Landlord on the Rent Commencement Date as delayed until December 20, 2000.
ARTICLE V
Absolute Net Lease
     It is the intent of Landlord and Tenant that the Rent to be paid to Landlord by Tenant be absolutely net to Landlord so that this Lease shall yield net to Landlord without abatement, set-off or deduction therefrom the rent as hereinabove provided, to be paid during the Term of this Lease or any extensions hereof, and, that all costs, expenses, assessments, fees and impositions of every kind or nature whatsoever relating to the Premises which may arise or become due during the Term of this Lease or any extensions hereof be paid by Tenant, and Landlord be indemnified and saved harmless by Tenant from and against the same. Tenant hereby assumes and agrees to perform all duties and obligations with relation to the Premises, as well as the use, operation, and maintenance thereof even though such duties and obligations would otherwise be construed to be those of the Landlord. Nothing herein contained, however, shall be deemed to require Tenant to pay or discharge any liens or mortgages of any character whatever which may be placed upon the Premises by the affirmative act of Landlord or against Landlord’s interest in the Premises.
ARTICLE VI
Use
     The Premises shall be occupied and used by Tenant for the sole purpose of conducting therein the business of warehousing, distributing and selling clothing and accessories, novelties and other retail consumer goods. Tenant shall use and occupy the Premises in accordance with all governmental laws, statutes, orders, ordinances, rules and regulations of any governmental authority with jurisdiction affecting the Premises from time to time, including, without limitation, applicable zoning ordinances. Tenant agrees to comply with all deed restrictions applicable to the Premises. In particular, Tenant shall at all times comply with that certain Declaration of Covenants, Conditions and Restrictions for the Three Springs Business Industrial Park, of record in the Office of the Clerk of the County Commission of Brooke County, West Virginia in Deed Book No. 276, at page 455, as amended from time to time (the “Declarations”). Tenant shall not use, or allow the Premises to be used, for any purpose other than as specified herein and shall not use or permit the Premises to be used for any unlawful, disreputable or immoral purpose or in any way that will injure the reputation of the Premises, detract from its value, or result in violation of any certificate of occupancy applicable to the Premises, or endanger the Premises or unnecessarily increase the applicable insurance premiums payable with respect thereto, or permit the Premises to be occupied in whole or in part by any other person other than Tenant, its agents, servants, employees and invitees, except as otherwise provided herein.
ARTICLE VII
Subletting and Assignment
     7.01 Subletting and Assignment. Tenant shall not assign this Lease or sublet all or any part of the Premises without the prior written consent of Landlord which consent shall not be unreasonably withheld. In the event of any assignment or subletting, Tenant shall nevertheless at all times remain fully responsible and liable for the payment of Rent and for compliance with all of its other obligations under the terms, provisions and covenants of this Lease unless relieved therefrom by Landlord and Tenant’s assignee shall assume in writing and agree to keep and perform all of the terms of this Lease on the part of Tenant to be kept and performed and shall be and become jointly and severally liable with Tenant for the keeping and performing thereof. In addition, Tenant shall have the right to transfer and assign this Lease without Landlord’s consent to any parent, subsidiary or affiliated company of Tenant, with Tenant remaining liable for the performance of the terms of this Lease. For purposes of this Article, a leasehold mortgage shall be deemed an assignment. Notwithstanding anything to the contrary in this Lease, Tenant shall have the right to sell or transfer its stock or assets, merge with another entity or go public without Landlord’s consent.
     7.02 Limits on Assignees. Notwithstanding anything to the contrary contained in this Lease, Tenant shall not, without the prior written consent of Landlord (which Landlord may grant or withhold in its sole discretion and which consent, in each instance to be effective, must expressly state Landlord is aware that the subject assignee or subtenant, as the case may be, is a tax-exempt entity) assign all or any part of its interest in this Lease or sublet all or any part of the Premises, or in any other manner grant any right to use, occupy or otherwise “lease” (within the meaning of Internal Revenue Code of 1986, Section 168(h), as amended (“Section 168(h)”)) all or any part of the Premises, to any “tax-exempt entity,” as defined in Section 168(h), to the extent that the aggregate portion of the Premises sublet, assigned, used, occupied or “leased” by all such tax-exempt entities shall be more than 35% of the Premises. Tenant agrees that any assignment of lease or subletting made in violation of the foregoing sentence will be deemed initially void, and acknowledges that, notwithstanding such voiding, Landlord may incur damages as a result of such violations, and Tenant agrees to indemnify Landlord from any such damages.
     7.03 Assignment by Landlord. Landlord shall have the right to transfer all or any part of Landlord’s interest in the Lease and the Premises without the consent or approval of Tenant, which transfer shall work an absolute release of Landlord’s liabilities and obligations hereunder arising after the date of such assignment; provided, however, that prior to any such transfer, Landlord and Tenant shall amend Article XX of this Lease to cause any real property taxes assessed against the Premises and Tenant’s Building after such transfer to be paid by Landlord’s transferee.

ARTICLE VIII
Quiet Enjoyment-Landlord’s Warranty
     Landlord covenants and agrees with Tenant that so long as Tenant keeps and performs all of the covenants and conditions to be kept and performed by Tenant hereunder, Tenant shall have quiet, undisturbed and continued possession of the Premises free from any claims by any persons claiming under, by or through Landlord.
ARTICLE IX
Alterations
     9.01 Tenant’s Alterations. Tenant shall have the right, at its sole cost and expense, either at the commencement of or during the Term of this Lease or any extension thereof to make such alterations in and/or additions to the Premises, including without limiting the generality of the foregoing, alterations in the water, gas and electrical wiring systems as may be necessary to fit the same for Tenant’ s business upon first delivering to Landlord written plans and specifications for all such work and obtaining the written approval of Landlord, which approval shall not be unreasonably withheld, as to the materials to be used and the manner of making such alterations and/or additions. Upon the termination of this Lease, Tenant shall not be required to remove any of the original Improvements still in existence or any subsequent alterations or improvements, or to restore the Premises to its original condition. At such time, such Improvements and alterations permanently affixed (excluding Tenant’s Property as defined in Article X) as are not already the property of Landlord shall become the property of Landlord. Tenant shall have the right to make nonstructural alterations to the Premises without Landlord’s consent, subject to the covenants and conditions set forth in Exhibit C, as the same may be amended, and to any rules or regulations adopted pursuant thereto.
     9.02 Method of Alterations. All alterations, additions and improvements made by Tenant shall be done in a good and workmanlike manner without impairing the structural soundness of the Premises and without lessening the value thereof. All such work shall be performed in accordance with all applicable laws, ordinances, rules, and regulations and requirements of all governmental authorities having jurisdiction over the Premises. Before commencing any work, Tenant shall obtain or cause to be obtained, workers’ compensation and employer’s liability insurance covering all persons employed in connection with the work and with respect to whom death or bodily injury claims could be asserted against Landlord and/or Tenant, and general liability insurance insuring Landlord and Tenant against any liability that may be incurred as a result of any work done by Tenant in, to or upon the Premises. A certificate of insurance or copy of said policy shall be delivered to Landlord upon written request. Tenant shall procure and pay for all permits, licenses and authorizations required in connection with any such alteration, addition or improvement, and Landlord agrees to cooperate with Tenant, at Tenant’s expense, in procuring such permits, licenses and authorizations.
ARTICLE X
Tenant’s Property
     10.01 Installation Removal. Tenant may, at its sole cost and expense, install any trade fixtures, equipment, and other personal property of a temporary or permanent nature used in connection with its business on the Premises (“Tenant’s Property”), and Tenant shall have the right at any time during the Term of this Lease or any extensions hereof or upon expiration or earlier termination of the Lease or any extensions hereof, provided Tenant is not in default of any of the terms of this Lease, beyond any applicable cure period, to remove any and all such trade fixtures, equipment, and other personal property that it may have stored or installed upon the Premises; provided, however, that in the event of such removal, Tenant shall repair any damage caused by the removal of such trade fixtures, equipment, and other personal property and restore the Premises substantially to the same condition, ordinary wear and tear excepted, in which they were at the time Tenant took possession.
     10.02 Required Removal. In case Tenant shall decide not to remove any part of its trade fixtures, equipment, or other personal property upon expiration or earlier termination of this Lease, Tenant shall notify Landlord in writing not fewer than ninety (90) days prior to the expiration of the Term of this Lease or any extensions hereof, specifying those items of trade fixtures, equipment, or other personal property that Tenant has decided not to remove. If, within thirty (30) days after service of such notice. Landlord shall request Tenant to remove any of said trade fixtures, equipment, or other personal property, Tenant shall, at its own expense, at or before the expiration of the Term of this Lease or any extension hereof, remove said trade fixtures, equipment, and other personal property and, except for minor cosmetic damage by reason of such removal, restore the Premises to good order and condition. Tenant will pay all costs and expenses incurred by Landlord in removing, sorting, or disposing of Tenant’s trade fixtures, equipment, and other personal property and repairing all damage to the Premises caused by removal of Tenant’s trade fixtures, equipment, or other personal property which Tenant has failed to remove despite Landlord’s request therefor. Any of Tenant’s trade fixtures, equipment, and other personal property not removed by Tenant upon the expiration or earlier termination of this Lease or any extensions hereof shall be considered abandoned by Tenant and may be appropriated, sold, destroyed, or otherwise disposed of by Landlord without liability or obligation on Landlord’s part to pay or account for same.
     10.03 Title at Termination. At the expiration or earlier termination of this Lease or any extensions hereof, all remaining Improvements shall become and remain the property of Landlord, free and clear of any claim or interest of Tenant or anyone claiming thereunder. At the request of Landlord, Tenant will, at such time, execute, acknowledge, and deliver to Landlord a bill of sale or other appropriate conveyance document evidencing the transfer to Landlord of all right, title and interest of Tenant in and to the remaining Improvements.
ARTICLE XI
Lien or Encumbrance
     11.01 No Liens. Tenant will pay or cause to be paid all charges for all work done, including without limitation all labor and materials for all repairs, alterations, and additions, to or upon the Premises during the Term of this Lease or any extensions hereof and will not suffer or permit any mechanic’s, materialman’s, or similar liens for labor or materials furnished to the Premises during the Term of this lease or any extensions hereof to be filed against the Premises; and if any such lien shall be filed. Tenant will either pay the same or procure the discharge thereof by giving security or in such other manner as may be required or permitted by law within thirty (30) days after such filing or within such shorter time period as may be required by law. Tenant shall have the right, however, at its sole cost and expense, in its name or in the name of Landlord or in the name of both, to contest any such lien, provided the existence of such lien pending such contest shall not jeopardize Landlord’s interest in the Premises. Tenant shall indemnify Landlord against, and save Landlord harmless from, any and all loss, damage, claims, liabilities, judgments, interest, costs, expenses, and reasonable attorney’s fees arising out of the filing of any such lien.
     11.02 No Consent to Work Lien or Encumbrance. Nothing contained herein shall constitute any consent or request by Landlord, express or implied, to or for the performance of any labor or services or the furnishing of any materials or other property in respect of the Premises nor as giving Tenant any right, power, or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Landlord or the Premises in respect thereto. Nothing in this Lease shall be construed as empowering Tenant to encumber or cause to be encumbered the title or interest of Landlord in the Premises in any manner whatsoever.

ARTICLE XII
Repairs and Maintenance
     12.01 Duty to Repair. During the Term of the Lease, Tenant shall, at its sole cost and expense, keep the Premises and the adjoining sidewalks, curbs, and passageways, if required by governmental authority, free from unlawful obstructions, and will keep the Premises in as good condition and repair as they were upon commencement of the Term of this Lease, normal wear and tear excepted, and will make all necessary repairs and perform commercially prudent maintenance thereto, interior and exterior, structural and non-structural, ordinary and extraordinary, and foreseen and unforeseen, including but not limited to, maintenance, and repair of, roofing, siding, the plumbing, electrical wiring, air conditioning and heating equipment, maintenance of the parking area, painting of the walls of the Improvements, and repair of all glass and casualty damage. Tenant shall, prior to making any repair of a structural nature, deliver to Landlord written plans and specifications for all such work and obtaining the written approval of Landlord as to the materials to be used and the manner of making such repairs. Landlord shall not unreasonably withhold or delay its approval of said repairs proposed to be made by Tenant. All repairs shall conform to the Declarations.
     12.02 Definition and Standard of Repair. The term “repairs” shall include all necessary replacements, renewals, alterations, additions, and betterments. The necessity for and adequacy of repairs to the Improvements shall be measured by the standard which is appropriate for buildings of similar construction and class, provided that Tenant shall in any event make all repairs necessary to avoid any structural damage or injury to any of the Improvements. All repairs made by Tenant shall be equal in quality and class to the original work, shall meet the same requirements as are set out in paragraph 9.02 of this Lease to the extent necessary and shall be made in a good and workmanlike manner and in compliance with all applicable permits and authorizations and building and zoning laws and with all other laws, rules, regulations, and ordinances governing such work. Tenant will perform all necessary shoring of foundations and walls of any of the Improvements and every other act or thing for the safety and preservation thereof which may be necessary by reason of any excavation or other building operation by Tenant upon any adjoining property or street, alley or passageway. Tenant will not commit any waste of the Premises.
     12.03 No Obligation to Repair. Landlord shall not under any circumstances be required to furnish any services or facilities or to make any repairs, replacements or alterations of any nature or description in or to the Premises whether ordinary or extraordinary, structural or non-structural, foreseen or unforeseen, or to make any expenditure whatsoever in connection with this Lease or to maintain the Premises in any way. Tenant hereby waives the right to make repairs at the expense of Landlord pursuant to any law in effect at the time of the execution of this Lease or thereafter enacted, and assumes the full and sole responsibility for the condition, operation, repair, replacement, maintenance, and management of the Premises. Landlord covenants to cooperate with Tenant in processing claims with respect to matters covered by any insurance.
ARTICLE XIII
Requirements of Law
     After Landlord has substantially completed the Improvements, and Tenant has occupied same without objection, Tenant shall, at its expense, comply with, or cause to be complied with, all insurance requirements, and all laws, statutes, ordinances and regulations of federal, state, county and, municipal authorities including, but not limited to, the Americans with Disabilities Act (collectively, “Laws”) which shall impose any duty with respect to the physical condition of the Premises including, but not limited to, a duty to construct additional improvements or modify the Improvements or with respect to the conduct of Tenant’s business therein. Tenant shall have the right at Tenant’s own expense, to object to and appeal from any administrative or judicial decision requiring compliance and Landlord shall cooperate at Tenant’s expense with any such appeal and/or objection by Tenant. In the event compliance shall require improvements or alterations to the Premises, then, Tenant shall, at Tenant’s sole expense, construct such improvements in accordance with the provisions for Tenant’s alterations contained in Article IX of this Lease.
ARTICLE XIV
Damage or Destruction
     14.01 Tenant’s Obligation to Rebuild. In the event of damage to or destruction of the Improvements during the Term of this Lease by fire, the elements, or other casualty for which the insurance carried pursuant to Article XV of this Lease entitled “Insurance” is payable, said insurance proceeds shall be paid into an escrow account with Landlord’s first mortgage lender or a bank selected by Landlord and agreed to by Tenant. The insurance proceeds shall be used by Tenant for the prompt reconstruction or repair, as the case may be, of the Improvements. Tenant shall rebuild or repair the same in such manner that the Improvements as so rebuilt or repaired shall be of the same condition as they were prior to such damage or destruction, and shall have same rebuilt or repaired and ready for occupancy within twelve (12) months from the time the insurance proceeds come available, subject to Force Majeure. If the insurance proceeds exceed the cost of repair or restoration, Tenant shall receive said excess upon completion of such repair or restoration.
     14.02 Approval of Plans and Specifications. In the event of a loss hereunder, Tenant shall submit to Landlord the plans and specification for reconstruction or repair for Landlord’s approval. Landlord shall have a fifteen (15) day period within which to review and approve or disapprove the plans and specifications.
     14.03 Payment from Escrow. Amounts shall be paid out from said escrow account established pursuant to Section 14.01 from time to time upon the certification of Tenant’s architect that said amount is being applied to the payment of the reconstruction or repair at a reasonable cost therefor and that the disbursement then requested, plus all previous disbursements and the amount of any applicable “deductible” do not exceed the cost of the repair or restoration already completed and paid for, and that the balance in said escrow account is sufficient to pay for the estimated cost of completing the repair or restoration. If the insurance proceeds shall be less than the cost of repair or restoration, Tenant shall pay the excess cost.
     14.04 Failure to Reconstruct; Termination. In case of Tenant’s failure to enter into the re-construction or repair of the Improvements within six (6) months from the date of payment of such insurance proceeds, subject to force majeure, and to prosecute said reconstruction or repair with such dispatch as may be necessary to complete the same within twelve (12) months after payment of such insurance proceeds, then the amount so collected, or the balance thereof remaining in the escrow account, shall be paid to Landlord and Landlord may terminate the Lease and retain such amounts as liquidated damages resulting from Tenant’s failure hereunder. Tenant shall have the right to terminate the Term if less than two (2) years remain in the Term at the time of any such casualty, and in such event Tenant shall have no obligation to rebuild the Improvements, Landlord shall have the sole and exclusive right to adjust the loss with the insurance carriers and all insurance proceeds shall be paid to and retained by Landlord.
     14.05 Force Majeure. “Force majeure” shall mean events beyond the control of the parties, including, without limitation, fire, flood, tornado, or earthquake, war, riot, insurrection, strike, lockout, boycott or embargo, acts of God, unavoidable casualties, labor disputes, and unusual delays in transportation, unavailability of materials, adverse weather conditions not reasonably anticipatable. Any party who asserts the occurrence of force majeure shall give written notice as soon as reasonably practicable after the commencement of a delay caused by an event of force majeure, and any party making claim therefor shall give a supplemental notice of the period of time such delay caused by an event of force majeure is expected to last. However, force majeure with respect to the Entry Date and Substantial Completion of Tenant’s

Building as they affect paragraphs 3.04 and 4.06 of this Lease shall be defined to only include flood, fire, tornado, insurrection, earthquake or war.
     14.06 No Abatement of Rent. Notwithstanding any contrary law, Rent shall not be suspended or abated as a result of such damage or destruction, and restoration or rebuilding.
     14.07 Default in Payment of Rent. If, at any time after such insurance proceeds come into possession of Tenant or are placed in escrow pursuant to this Article after destruction or damage by casualty, Tenant is in default beyond any applicable cure period of any Rent or other charges payable under this Lease, then Landlord shall be entitled to so much of said proceeds as may be necessary to pay and discharge any such Rent or other charges of which Tenant is in default, whenever and as often as any such default shall occur. Tenant shall forthwith reimburse such escrow account by depositing therein any amount so paid out on account of Tenant’s default. Nothing herein contained, however, shall be construed as permitting Tenant to default in the payment of Rent or other charges herein stipulated to be paid or in the performance of any other covenants of this Lease, and Landlord may, at its option, proceed against Tenant for the collection of such Rent or other charges in default and recover and take possession of the Premises in accordance with the provisions of this Lease without prejudice to Landlord’s right to the benefit of such insurance money as security for Tenant’s performance under the terms of this Lease.
     14.08 Landlord’s Mortgage. All provisions herein contained relative to the disposition of payments from insurance companies are subject to the requirement that, if any mortgagee who holds a mortgage on the Premises elects, in accordance with the terms of such mortgage, to require such insurance proceeds be paid to the mortgagee on account of the mortgage, then such payment shall be made, but in such event, Landlord must create the complete fund in the manner set forth in this Article to assure and complete the payment for the work of reconstruction or repair.
ARTICLE XV
Insurance
     15.01 Tenant’s Property Insurance. Tenant shall, throughout the Term of this Lease, at Tenant’s sole cost and expense, provide and keep in force for the benefit of Landlord and Tenant, insurance against loss or destruction of or damage or injury to any Improvements now or hereafter erected on the Premises resulting from fire or from any hazard included in the so-called extended coverage endorsement (including plate glass insurance, increased cost of construction endorsement, sprinkler leakage, collapse and vandalism and malicious mischief, also known as “All Risks of Physical Loss Coverage”). In addition to the foregoing, Tenant shall, at Tenant’s sole cost and expense, provide and keep in force for the benefit of Landlord and Tenant, throughout the Term of this Lease, flood insurance, only if the Premises are located within the “Federal Flood Plain Area” of the United States, as well as insurance against loss or damage or injury or destruction of any Improvements now or hereafter erected on the Premises resulting from water or earthquake damage. Tenant shall provide and keep in full force all such insurance in an amount sufficient to prevent Landlord or Tenant from becoming a co-insurer under the terms of the applicable policy, but in no event less than the full replacement cost of the Improvements, including the fixtures and equipment appurtenant thereto and used in connection with the Premises. Such replacement cost shall be determined annually by a method required by the insurer(s). The deductible under each of said policies shall be an amount not greater than Fifty Thousand Dollars ($50,000.00). Such insurance policies to be provided for and kept in force by Tenant shall provide that the loss, if any, be payable to Landlord and Tenant, as their respective interests may appear, except as herein provided, and such insurance policies may exclude foundations, excavation and the usual items customarily excluded in such insurance policies, and that the proceeds thereof shall be used to repair or replace the damage sustained by the casualty. Landlord may require that the interest of any mortgagee under a fee mortgage covering the Premises, be protected by proper endorsements to any such policies of insurance, and that duplicate originals of such policies of insurance be delivered to such mortgagee.
     15.02 Boiler Insurance. If necessary, Tenant shall also provide and maintain insurance, at Tenant’s cost and expense throughout the Term of this Lease, for loss or damage by explosion of steam boilers, pressure vessels, air conditioning systems or similar apparatus to be now or hereafter installed on the Premises, to the extent applicable. Said insurance shall be on a Boiler and Machinery Broad Form Policy on a repair and replacement basis, with Use and Occupancy coverage for at least one hundred twenty (120) days.
     15.03 Public Liability Insurance. During the Term, at Tenant’s sole cost and expense, Tenant shall maintain in full force and effect broad form commercial or comprehensive general liability insurance, including blanket contractual liability coverage specifically endorsed to provide coverage for the obligations assumed by Tenant pursuant to the Lease against claims and liability for personal injury, bodily injury, death or property damage occurring on, in or about the Premises, with limits of liability of not less than Three Million Dollars ($3,000,000.00) arising out of any one occurrence or annual aggregate. Tenant shall cause such insurance policy or policies to name Landlord, and/or any successor Landlord and Landlord’s mortgagee as additional insureds, as their interests may appear.
     15.04 Workers’ Compensation. Employer’s Liability Insurance. Tenant shall also provide and maintain, at Tenant’s sole cost and expense throughout the Term of this Lease, workers’ compensation insurance with statutory limits of liability and employer’ s liability insurance with limits of liability of not less than Five Hundred Thousand Dollars ($500,000.00) in respect of any work or other operations done or performed on or about the Premises.
     15.05 Business Interruption. Tenant shall, during the Term of this Lease, at its sole cost and expense, procure and maintain business interruption (or use and occupancy) insurance including, at a minimum, coverage for Rent and other charges for which Tenant is obligated hereunder.
     15.06 Insurance on Tenant’s Property. It is understood and agreed that Tenant may self-insure with respect to any damage to or destruction of Tenant’s Property.
     15.07 No Separate Insurance. Tenant shall not take out separate insurance concurrent in form or contributing in the event of loss with that required herein to be furnished by Tenant unless Landlord is included therein as an additional insured, and as loss payee with loss payable as set out herein. Tenant shall immediately notify Landlord whenever any such separate insurance is taken out and shall deliver the policy or policies or duplicates thereof, or certificates evidencing the same, as provided herein.
     15.08 Conduct of Business. Tenant shall comply with all requirements of said insurance policies and shall not conduct or allow to be conducted business or other activities or fail to maintain or take other actions with regard to the Premises in such a manner as will result in a decrease in the recovery thereunder. Any insurance proceeds payable by reason of any insured loss pursuant to this Article XV shall, subject to the rights of the holders of any mortgagee upon the Premises, be used exclusively for the purpose of restoring and rebuilding the Premises. Subject to the foregoing, Tenant shall have the sole right to adjust with the insurance carriers the amount of the loss upon any such policies, and Landlord shall, at Tenant’s cost and expense, cooperate fully with Tenant in order to obtain the largest possible insurance recovery and shall execute any and all consents and other instruments and take all other actions necessary or desirable in order to effectuate the same and to cause such proceeds to be paid; provided, however, that in the event of a termination pursuant to the provisions of this Lease, Landlord shall have the right to adjust the amount of the loss with the insurance carriers.
     15.09 Requirements of Policies.
     (a) All policies required to be carried pursuant to this Article XV:
     (i) shall be written and signed by solvent and responsible insurance companies authorized to do business in the jurisdiction wherein the Premises are located, with a rating, reasonably acceptable to and approved by Landlord and its Mortgagee.
     (ii) shall contain an agreement by the insurer that such policy or policies shall not be canceled or non-renewed without at least fifteen (15) days prior written notice to Landlord and Tenant;
     (iii) may be carried under so-called blanket policies, provided that the protection afforded thereunder as to the Premises shall be not less than that which would have been afforded under separate policy or policies relating only to the Premises and provided, however, any such policy of blanket insurance shall specify therein, or Tenant shall furnish Landlord a written statement from the insurer under such policy so specifying, the amount of the total insurance allocated to the Premises, which account shall be not less than the amount required herein and any such policy shall comply in all respects with the requirements set out in this Article.
     (iv) may be carried under a combination of primary insurance and umbrella coverage; and;
     (v) shall be primary insurance by the party obligated under Article XV, which will not call upon any other insurance effected or procured by the other party for defense, contribution or payment.
     (b) Tenant retains full responsibility for payment of all deductibles under each policy provided for hereunder.
     (c) Annually, Tenant will promptly furnish certificates evidencing that the insurance required pursuant to this Article XV is in full force and effect. If the certificates of insurance do not provide for fifteen (15) days prior written notice of cancellation or non-renewal to Landlord and Landlord’s mortgagee, Tenant shall no later than five (5) days prior to termination by cancellation or non-renewal provide to Landlord and its mortgagee paid receipts evidencing continuation or renewal of insurance.
     (d) If Tenant shall fail or refuse to effect or maintain any of said insurance, Landlord may, but shall have no obligation to do so, effect or maintain said insurance and the amount of money so paid, with interest at the Prime Rate, shall be payable by Tenant to Landlord as Additional Rent immediately due and payable hereunder.
     15.10 Release, Waiver of Subrogation. Tenant hereby releases Landlord and Landlord’s respective officers, directors, employees and agents, from liability or responsibility for any loss or damage in, about, or to the Premises (including, without limitation, loss or damage to Tenant’s personal property, or Tenant’s business, loss arising from any act or neglect of co-tenants or other occupants of the Premises) and this release shall apply notwithstanding the fault or negligence of Landlord or anyone for whom Landlord may be responsible. The aforesaid policies shall contain an endorsement recognizing this release and waiving all rights of subrogation by the respective property and liability insurance carriers.
ARTICLE XVI
Indemnification of Landlord
     Unless caused by the acts, omissions or negligence of Landlord, its agents, servants or employees, Tenant will defend, indemnify, and hold harmless Landlord from and against any and all liabilities, claims, losses, damages, actions, judgments, costs, and expenses (including without limitation reasonable attorney’s fees and expenses) of every kind imposed upon or asserted against Landlord or Landlord’s title in the Premises arising by reason of or in connection with (a) Tenant’s default under this Lease and the ownership by Tenant of the interest created in this Lease or Tenant’s possession, use, occupancy, or control of the Premises; (b) any accident, injury to or death of persons, or loss of or damage to property occurring on or about the Premises or adjoining public passageways, (c) the possession, operation, use, misuse, maintenance, or repair of the Premises; (d) any damage to the environment and any property and persons injured thereby; or (e) any failure on the part of Tenant to perform or comply with any of the terms of this Lease. If Tenant fails to defend any action seeking to impose any such liability, Tenant will pay Landlord all reasonable costs, expenses, and attorney’s fees incurred by Landlord in effecting such defense, in addition to any other sums which Landlord may be called upon to pay by reason of the entry of a judgment against Landlord in the litigation in which such claim is asserted. Landlord shall not be responsible for the loss of or damage to property or injury to or death of persons occurring in or about the Premises by reason of any existing or future condition, defect, matter, or thing in the Premises, or the property of which the Premises are a part, or for the acts, omissions, or negligence of other persons or tenants in and about the Premises; and Tenant agrees to defend, indemnity, and hold Landlord harmless from and against all claims and liability for same except such as are determined to have been caused by the acts, omissions or negligence of Landlord, its agents, servants or employees. Wherever Tenant has a duty hereunder to defend, indemnify and hold Landlord harmless. Landlord shall (a) give Tenant prompt notice of such claim, (b) grant Tenant sole authority to settle or defend such claim and (c) cooperate with Tenant in any reasonable manner in the defense of such claim.
ARTICLE XVII
Condemnation
     17.01 Authority. If eminent domain proceedings are instituted by any entity having powers of eminent domain, Landlord shall have the exclusive right and authority to act in said proceedings, although Tenant may participate in such proceedings at its expense if it so desires.
     17.02 Taking. Subject to the rights of Tenant hereinafter set forth. Tenant hereby irrevocably assigns to Landlord any award or payment to which Tenant may become entitled by reason of any taking of the Premises, or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any law or by reason of the temporary requisition of the use or occupancy of the Premises or any part thereof by any governmental authority, whether same shall be paid or payable in respect of Tenant’s leasehold interest hereunder or otherwise, but nothing in this Lease shall impair Tenant’s right to any award or payment on account of Tenant’s trade fixtures, equipment, and other tangible property, moving expenses, loss of business, and the like, if available, to the extent Tenant shall have a right to a separate claim therefor against the appropriate governmental authority, but in no event, shall any separate claim be based upon the value of Tenant’s leasehold interest. To the extent of such right, Tenant shall not be deemed to have assigned the same to Landlord, and Tenant shall be entitled to participate in any such proceedings described in this section at Tenant’s sole expense.

     17.03 Termination. If all or substantially all of the Premises shall be taken in or by such proceedings, or if Landlord shall convey all or substantially all of the Premises under the threat of the exercise of the power of eminent domain, and if Tenant determines in good faith and exercising reasonable judgment that the remaining portion of Premises is no longer suitable to operate thereon the business then being operated, Tenant shall, within sixty (60) days after receipt of notice of any such taking, give written notice to Landlord of its intention to terminate this Lease as of the day preceding the date of the vesting of title to the Premises or portion thereof in the condemning authority, and all Rent and other amounts payable by Tenant hereunder shall be apportioned as of the date of such vesting.
     17.04 Restoration. If less than all or less than substantially all of the Premises shall be taken by condemnation or other eminent domain proceedings, or if the use or occupancy of the Premises or any part thereof shall be temporarily requisitioned by any governmental authority, civil or military, then this Lease shall continue in full force and effect with an equitable abatement or reduction of Rent or other amounts payable by Tenant hereunder, in light of such taking or requisition. In the event of any such lesser taking, Landlord shall promptly make payment to Tenant out of the award, payment, or compensation received by Landlord, and Tenant shall use said funds, in the same manner as insurance proceeds are used to repair casualty damage hereunder, to promptly repair any damage caused by any such taking or requisition such that, after completion of such repair, the Premises shall be as nearly as possible in a condition as good as the condition thereof immediately prior to such taking or requisition, ordinary wear and tear excepted, provided that Tenant shall not be obligated to expend an amount therefor in excess of the proceeds received by Tenant from Landlord. Any proceeds remaining hereunder shall be retained by Landlord.
ARTICLE XVIII
Warranties and Representations
     18.01 Landlord Warranties. Landlord hereby represents and warrants to Tenant as follows:
     (a) Landlord is a West Virginia public corporation which is duly organized and is in good standing under the laws of the State of West Virginia. Landlord has full power and authority to enter into, deliver and perform this Lease and to consummate the transactions contemplated hereby, and this Lease and all documents to be delivered to Tenant pursuant to this Lease are, or at the time of delivery will be, duly executed and delivered by Landlord and duly authorized by all necessary corporate action, and are the legal, valid and binding obligations of Landlord, enforceable in accordance with their respective terms.
     (b) The execution of this Lease and all documents to be delivered by Landlord to Tenant in connection herewith, and the consummation of the transactions contemplated hereunder will not violate or conflict with or constitute a breach of or default under any provisions of the Bylaws of Landlord, any other material agreement to which the Landlord is a party, or any law concerning the Premises.
     (c) Landlord is not aware of any pending or threatened litigation, legal proceeding, arbitration, assessment, governmental investigation or other proceeding against Landlord which would materially affect its ability to perform its obligations pursuant to the terms of this Lease.
     (d) KLM has obtained a Phase I environmental site assessment for the Premises performed by GAI Associates, Inc. dated as of June, 1999 (the “Phase I Report”), and which shall be updated as of the Entry Date, a copy of which will be provided to Tenant. No condition in this Phase I Report shall render the Improvements unfit for the use by the Tenant contemplated in Article VI above. If Tenant does not object to the environmental condition of the Premises or request additional environmental testing in writing within ten (10) days after delivery of this Phase 1 Report, as updated, Tenant shall be deemed to have approved the environmental condition of the Premises.

     (e) Landlord shall cause all reasonable measures to be taken to contain, remove or remediate any discharge of Regulated Substances at Tenant’s Building or on the Premises in compliance with all applicable environmental laws, so long as such discharge was not caused by Tenant or its directors, officers, employees, contractors, subcontractors, agents, invitees or other representatives.
     (f) As of the Rent Commencement Date, Landlord shall own fee simple title to the Premises, and the Premises shall not be subject to any lien, deed of trust, mortgage, purchase option, right of first refusal or other similar encumbering instrument which has the potential to extinguish Tenant’s leasehold interest under this Lease, except to the extent of the Declarations. Landlord shall put Tenant in complete and exclusive possession of the Premises as of the Rent Commencement Date.
     (g) Landlord shall provide Tenant with copies of Landlord’s title insurance policy dated as of February 25, 1999, for those portions of the Premises previously owned by the Landlord, and with a copy of the Landlord’s title insurance commitment for those portions of the Premises being purchased from WSC not less than fifteen (15) days prior to closing on the acquisition of the WSC property, together with copies of the documents referred to therein as exceptions to the title of the Premises. If Tenant has not objected to any exception to the title of the real property contained therein within ten (10) days after its receipt of such title information, then Tenant shall be deemed to have approved the condition of title to the Premises. Irrespective of the representations, warranties and obligations of Landlord contained herein, Tenant may not object to matters affecting title to the Premises which are disclosed in such title information and not raised by the Tenant as objections to title as permitted herein.
     (h) Tenant shall be the third-party beneficiary or Landlord’s assignee of any and all warranties received from the KLM for the materials and equipment used in the construction of the Improvements to the extent provided by paragraph 4 of the Purchase Agreement. In particular, the roof for the Improvements shall have a twenty (20) year limited warranty from the manufacturer as assigned by KLM.
     (i) Pursuant to the terms of the Purchase Agreement, Tenant has the right to approve the plans and specifications for the Improvements (the “Details”) and the construction schedule for the Improvements (the “Construction Schedule”). Upon the approval of the Details and Construction Schedule, KLM is required pursuant to paragraph 1.d of the Purchase Agreement to promptly proceed with the construction of the Improvements in a good and workmanlike manner and to prosecute such construction to completion with due diligence and in accordance with the Details and all applicable laws, ordinances, rules, regulations, orders and requirements of all governmental authorities having jurisdiction over the Improvements and the Premises.
     (j) Pursuant to the terms of the Purchase Agreement, Landlord has required KLM not to create any liens or encumbrances whatsoever upon the Premises or the Improvements without the prior written consent of the Landlord, except for a leasehold deed of trust lien or security agreement granted by KLM solely to finance construction of the Improvements in an amount that shall not exceed the fair market value of the Improvements, as completed. As of the Rent Commencement Date, Landlord shall provide the Improvements and the Premises to Tenant free from all mechanic’s, laborer’s and materialman’s liens, or with any remaining liens properly bonded pursuant to West Virginia law.
     (k) At its own risk and expense, Tenant shall have the right to cause its contractors to enter upon the Premises as of the Entry Date to install the trade fixtures of the Tenant in the Improvements, and as of the Entry Date, the Tenant’s contractors shall have all reasonable rights of access to the Improvements necessary to perform the installation work for these trade fixtures; provided, however, that the installation of these trade fixtures by Tenant’s contractors shall not unreasonably interfere with the completion of the construction of the Improvements on the Premises and the surfacing of the parking areas for the Improvements by KLM. Prior to the Entry Date, Tenant shall provide Landlord with written evidence that Landlord and KLM are named as additional insureds on liability insurance to be maintained by Tenant at its own expense with such coverages, limits of liability, term and carriers as are provided in Article XV above. In addition, Tenant shall provide satisfactory evidence to the Landlord that Tenant’s contractors have registered with the West Virginia Workers’ Compensation Fund and have provided all workers’ compensation coverage as required by West Virginia law.
     (l) On the Entry Date, the Premises shall be connected to the electric and gas utilities serving the municipality in which the Premises are located, and to the water and sewer systems of such municipality. Landlord shall not take or permit any person claiming under Landlord to take any action which shall interrupt or interfere with any electric, gas, water or sewage service to the Premises.
     18.02 Tenant Warranties. Tenant hereby represents and warrants to Landlord as follows:
     (a) Tenant is a Pennsylvania corporation which has duly qualified to conduct business in and is in good standing under the laws of the State of West Virginia. Tenant has full power and authority to enter into, deliver and perform this Lease and to consummate the transactions contemplated hereby, and this Lease and all documents to be delivered to Landlord pursuant to this Lease are, or at the time of delivery will be, duly executed and delivered by Tenant and duly authorized by all necessary corporate action, and are the legal, valid and binding obligations of Tenant, enforceable in accordance with their respective terms.
     (b) The execution of this Lease and all documents to be delivered by Tenant to Landlord in connection herewith, and the consummation of the transactions contemplated hereunder will not violate or conflict with or constitute a breach of or default under any provisions of the Articles of Incorporation or the Bylaws of Tenant, any other material agreement to which the Tenant is a party, or any law concerning the Premises.
     (c) Tenant is not aware of any pending or threatened litigation, legal proceeding, arbitration, assessment, governmental investigation or other proceeding against Tenant which would materially affect its ability to perform its obligations pursuant to the terms of this Lease.
     (d) Tenant shall pay all fees, charges or assessments for all utilities to the Premises and the Improvements for utility services consumed from the Rent Commencement Date until expiration of the term of this Lease or any holding over thereafter, and shall indemnify, defend and hold Landlord harmless from any and all such charges.
     (e) Tenant shall operate the Improvements and occupy the Premises in compliance with the Declarations.
ARTICLE XIX
Default
     19.01 Events of Default. Each of the following shall be deemed a default by Tenant:
     (a) Tenant’s failure to pay Rent when such becomes due as provided in Articles IV and V and/or any other charges or payments herein reserved, included or agreed to be treated or collected as Rent and/or any other charge, expense or cost herein agreed to be paid by Tenant, provided that Landlord shall have first given Tenant ten (10) days’ prior written notice and opportunity to cure the same, with no cure having been made within such ten (10) day period; or
     (b) Tenant’s failure to perform its following obligations and responsibilities under this Lease: (1) the failure of Tenant to cause the Additions to be constructed as provided under Article III; (2) the failure of Tenant to pay all costs, expenses, assessments, fees and impositions of every kind relating to the Premises during the Term of this Lease and to indemnify Landlord therefrom as provided in Article V; (3) the failure of Tenant to perform all duties and obligations with regard to the Premises as well as the use, operation and maintenance thereof as provided under Article V; (4) the use of the Premises for anything other than a warehousing and distribution facility for clothing, accessories, novelties and other retail and consumer goods, including their sale at the Premises, as provided in Article VI; (5) the failure of Tenant to comply with the Declarations or to otherwise utilize the Premises for any unlawful, disreputable purpose, or to endanger the Premises or allow the Premises to be occupied by any person other than Tenant in violation of Article VI; (6) the subletting or assignment of this Lease in violation of Article VII; (7) the failure of Tenant to abide by Article IX in making alterations, additions and improvements to the Premises; (8) the failure of Tenant to install and remove trade fixtures, equipment and other personal property at the Premises in compliance with Article X; (9) the failure of Tenant to keep the Premises free from any liens and encumbrances as required by Article XI; (10) the failure of Tenant to repair and maintain the Premises as required by Article XII; (11) the failure of Tenant to comply with all insurance requirements, laws, statutes, ordinances and regulations as required by Article XIII; (12) the failure of Tenant to repair, reconstruct and restore the Premises as required by Article XIV; (13) the failure of Tenant to maintain insurance coverage in the manner provided in Article XV; (14) the failure of Tenant to indemnify the Landlord as provided under Article XVI; (15) the failure of Tenant to abide by the condemnation procedure set forth in Article XVII; (16) the failure of Tenant to comply with the signage requirements of Article XX; (17) the failure of the Tenant to subordinate its interest in this Lease and to attorn to any successor to the Landlord as provided in Article XXV; (18) the failure of Tenant to grant Landlord access to the Premises as provided in Article XXVI; (19) the failure of Tenant to comply with its environmental obligations as provided in Article XXVII; (20) the failure of Tenant to provide estoppel certificates to the Landlord as provided in Article XXIX; (21) the failure of Tenant to provide balance sheets or financial statements and employment reports to Landlord as required by Article XXX; and any such default shall continue for thirty (30) days after written notice from Landlord, or within a reasonable time thereafter if the default is of such a nature that it cannot be cured within such thirty (30) day period, and Tenant does not thereafter complete the same in good faith and with reasonable diligence, any other terms, conditions or covenants of this Lease to be observed by Tenant; or
     (c) The adjudication of Tenant as a bankrupt or insolvent; or the making by Tenant of a general assignment for the benefit of creditors; or the appointment of a receiver in equity for Tenant’s Property, provided such appointment is not released, bonded according to law or otherwise provided for by indemnity within thirty (30) days after written notice thereof first given to Tenant, within a reasonable time after the occurrence thereof; or the appointment of a trustee, custodian or receiver for Tenant’s Property in a reorganization, arrangement or other bankruptcy proceeding; or Tenant’s filing of a voluntary or involuntary petition in bankruptcy or for a bankruptcy organization, liquidation or arrangement; or Tenant’s filing of an answer admitting bankruptcy or agreeing to a bankruptcy reorganization, liquidation or arrangement.

     19.02 Landlord’s Rights Upon Tenant’s Default. In the event of any default set forth in paragraph 19.01, Landlord, in addition to any other rights or remedies it may have at law or in equity, may do any one or more of the following:
     (a) elect to terminate this Lease; or
     (b) perform, on behalf and at the expense of Tenant (entering upon the Premises for such purpose, if necessary), any obligation of Tenant under this Lease which Tenant has failed to perform and of which Landlord shall have given Tenant notice, the cost of which performance or liability by Landlord shall be deemed Additional Rent or incurred for the account of Tenant and Tenant shall reimburse Landlord therefor or save Landlord harmless therefrom upon demand provided, however, that Landlord may not cure any such default described in this subparagraph prior to the expiration of the waiting period established in paragraph 18.01, but only after notice to Tenant if the curing of such default prior to the expiration of said waiting period is reasonably necessary to protect the Premises or Landlord’s interest in the Premises, or to prevent injury or damage to persons or property. If Tenant shall fail to reimburse Landlord upon demand for any amount paid for the account of Tenant hereunder, said amount shall be added to and become due as a part of the next payment of Rent due hereunder. Notwithstanding anything to the contrary contained herein, in the case of emergency, notice required pursuant to this paragraph 19 may be given verbally or in any other reasonably due and sufficient manner having regard to the emergency and the attending circumstances. If any such notice shall not be given in the manner described in Article XXIII of this lease entitled “Notice,” then as soon thereafter as practicable, such notice shall be followed up by notice given in the manner prescribed in said Article. No entry by Landlord, in accordance with the provisions of this Article, shall be deemed to be an eviction of Tenant. Landlord’s performance of any such covenant shall neither subject Landlord to liability for any loss, inconvenience or damage to Tenant nor be construed as a waiver of Tenant’s default or of any other right or remedy of Landlord in respect of such default, or as a waiver of any covenant, term or condition of this Lease; or
     (c) Immediately, using such force as may be reasonably necessary, re-enter upon the Premises, remove all persons and property therefrom, and store such property in a public warehouse or elsewhere at the sole cost and for the account of Tenant, with reasonable notice but without resort to legal process, without being deemed guilty of trespass or becoming liable for any loss or damage which may be occasioned thereby (except for any loss or damage resulting from or caused by the gross negligence or criminal act of Landlord or its employees, agents or contractors), and without such re-entry being deemed to terminate this Lease.
     19.03 Re-letting. In the event Landlord re-enters upon the Premises as provided in clause (c) of the foregoing paragraph 19.02, or takes possession of the Premises pursuant to legal proceedings or pursuant to any notice provided for by law. Landlord may in addition to all other rights and remedies provided at law or in equity:
     (a) Landlord may terminate this Lease and forthwith repossess the Premises and remove all persons or property therefrom and be entitled to recover from Tenant, as damages, the sum of money equal to the total of (i) the reasonable cost of recovering the Premises, (ii) the accrued and unpaid rentals owed at the time of termination plus interest thereon from such due date at Prime Rate, as hereinafter defined, plus 3%, (iii) the discounted net present value (at 11.5% discount rate) of the balance of the fixed annual minimum Base Rent for the remainder of the Term, and (iv) any other sum of money and damages owed by Tenant to Landlord, without Landlord being obligated to wait until the expiration of the Term of this Lease; or
     (b) Landlord may terminate Tenant’s right of possession (but not this Lease) and may repossess the Premises without demand or notice of any kind to Tenant and without terminating this Lease in which event

Landlord may, but shall be under no obligation to do so, relet the same for the account of Tenant for such rent and upon such terms as shall be satisfactory to Landlord. For the purpose of such reletting, Landlord is authorized to make repairs, changes, alterations or additions to the Premises to make same relettable, and (i) if Landlord shall be unable to relet the Premises, or (ii) if the same are relet and sufficient sums shall not be realized from such reletting (after paying: (a) the unpaid rentals due under the Lease earned, but unpaid at the time of reletting plus interest thereon at the lesser of the Prime Rate or the maximum rate permitted by applicable law, (b) the cost of recovering possession, including Landlord’s reasonable attorney’s fees, (c) all of the costs and expenses of reletting including decorations, repairs, changes, alterations and additions by Landlord, and (d) the expense of the collection of the Rent accruing therefrom) to satisfy the Rent and all other charges provided for in this Lease to be paid by Tenant then Tenant shall pay to Landlord, as damages, the sum equal to the amount of the Rent and other expenses payable by Tenant for such period or periods, or if the Premises have been relet, Tenant shall satisfy and pay any such deficiency upon demand therefor from time to time and Tenant agrees that Landlord may file suit to recover any sums falling due under the terms of this Article from time to time upon one or more occasions without Landlord being obligated to wait until expiration of the Term of this Lease. Such reletting shall not be construed as an election on the part of Landlord to terminate this Lease unless a written notice of such intention be given to Tenant by Landlord. Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for such previous breach if it has not been cured. Failure of Landlord to declare any default immediately upon occurrence thereof or delay in taking any action in connection therewith shall not waive such default but Landlord shall have the right to declare any such default at any time thereafter.
     (c) As used herein Prime Rate shall mean the base rate on corporate loans at large U.S. money centers or commercial banks as published from time to time by the Wall Street Journal adjusted with each change in each published rate.
     19.04 Damages Upon Termination. In the event that Landlord at any time terminates this Lease for any default by Tenant, in addition to any other remedies Landlord may have, Landlord may recover from Tenant (i) all damages Landlord may incur by reason of such default, including, without limitation, all repossession costs, brokerage commissions, court costs, reasonable attorneys’ fees, alteration and repair costs, (ii) the accrued and unpaid rentals owed at the time of termination plus interest thereon from such due date at Prime Rate, plus 3%, (iii) the discounted net present value (at 11.5% discount rate) of the balance of the fixed annual minimum Base Rent for the remainder of the Term, and (iv) any other sum of money and damages owed by Tenant to Landlord. All such amounts shall be immediately due and payable from Tenant to Landlord. Landlord shall be obligated to mitigate its damages in connection with any such default.
ARTICLE XX
Signs
     Tenant shall have the right to erect, at its expense and in accordance with all applicable laws, ordinances, rules and regulations, and the Declarations, in or on the Premises such sign or signs as it may desire.
ARTICLE XXI
Taxes and Other Liens
     21.01 Impositions. Tenant shall pay, before any fine, penalty, interest, or cost may be added thereto for the nonpayment thereof, all taxes and assessments (Landlord is not subject to real property taxes pursuant to the West Virginia Code), real property taxes, water and sewer charges, incinerator and fire fees, vault charges, license and permit fees, and other governmental levies and charges, general and special, ordinary, and extraordinary, unforeseen as well as foreseen, of any kind and nature (collectively, “Impositions”) which may be charged, assessed, levied, imposed upon or become due and payable, during the Term of this Lease; provided, however, that if, by law, any Imposition is payable or at the option of the taxpayer may be paid in installments (whether or not interest shall accrue on the unpaid balance thereof), Tenant may pay the same (and any accrued interest on the unpaid balance) in installments and shall be required to pay only such installments as may become due during the Term of this Lease as the same respectively become due and before any fine, penalty, interest, or cost may be added thereto for nonpayment thereof; and provided further, that any Imposition relating to a fiscal period of a taxing authority, a part of which period is included within the Term of this Lease and a part of which is included in a period of time before the commencement of the Term or after the termination of this Lease, other than a termination of this Lease pursuant to Article 18, shall (whether or not such Imposition shall be assessed, levied, confirmed, imposed, or become a lien upon the Premises or shall become payable, during the Term of this Lease) be appropriately pro rated between Landlord and Tenant.
     21.02 Tax on Tenant Additions. Tenant shall pay all additional taxes levied, assessed or becoming payable by reason of the improvements, alterations or additions to the Premises installed by Tenant at any time during the Term of this Lease.
     21.03 Exceptions. Nothing in this Lease shall require Tenant to pay any franchise, corporate, estate, inheritance, succession, capital levy, stamp, transfer or similar tax of Landlord, or any income, excess profits, revenue or similar tax or any other tax, assessment, charge, or levy upon the basic rent, or any other rents payable under this Lease, nor shall any tax, assessment, charge, or levy of the character described in this Section 21.03 be deemed to be included within the term “Imposition”; provided, however, that if at any time under the laws of the State or any political subdivision thereof in which the Premises is located a future change in the method of taxation or in the taxing authority, or for any other reason, a franchise, income, transit, profit or other tax or governmental imposition, however designated, shall be levied against Landlord in substitution in whole or in part for any imposition, or in lieu of additions to or increases of said impositions then said franchise, income, transit, profit or other tax or governmental imposition shall be deemed to be included within the term “Imposition,” and Tenant shall pay and discharge such Imposition in accordance with paragraph 21.01 in respect of the payment of Impositions, to the extent it would be payable if the Premises were the only property of Landlord subject to such Imposition.
     21.04 Proof of Payment. Tenant agrees to submit to Landlord official receipts evidencing payment of said Impositions at the place at which rental payments are required to be made no more than ten (10) days before said Impositions or other charges would otherwise become delinquent.
     21.05 Refunds. If Landlord shall receive a refund of any Imposition theretofore paid by Tenant pursuant to the provisions hereof, such refund, net of Landlord’s costs of recovery, shall be promptly paid to Tenant.
     21.06 Protest. If Tenant shall, in good faith, desire to contest the validity of such Impositions, Tenant shall have the right to do so without being in default hereunder provided that Tenant shall give Landlord prompt written notice of Tenant’s intention to institute such legal proceedings as are appropriate, which proceedings shall be promptly instituted and conducted in good faith and with due diligence; such proceedings shall suspend the collection of such Impositions, and the Premises shall not be in danger of being sold, forfeited, or lost; and if required by law Tenant shall furnish Landlord the appropriate governmental agency with a bond made by a surety company qualified to do business in the State in which the Premises is located or shall pay cash to a recognized escrow agent in the County within which the Premises is located in one and one-half (1-1/2) times the amount of such Impositions, conditioned to pay such Impositions when the validity thereof shall have been finally determined, which said written notice and security shall be given by Tenant to Landlord or the appropriate governmental agency not fewer than ten (10) days before such Impositions proposed to be contested would otherwise become delinquent. Upon the conclusion of such contest, Landlord shall return to Tenant the security hereinabove required to be deposited by Tenant, provided that Tenant shall first evidence payment of such Impositions.
     21.07 Requirements of Mortgage. In the event the financing institution where Landlord has financing on the Premises shall require Landlord to prepay the Impositions in monthly installments of one-twelfth (l/12th) of the annual amount thereof, then upon written notice and demand Tenant shall make to said institution monthly payments of one-twelfth (l/12th) of such Impositions.
ARTICLE XXII
Utilities
     22.01 Payment of Charges. Tenant shall, during the Term of this Lease or any extensions hereof, pay and discharge punctually as and when the same shall become due and payable without penalty all water and sewer rents, rates, and charges, charges for removal of waste materials, and charges for water, steam, heat, gas, electricity, light, and power, and other service or services furnished to the Premises or the occupants thereof during the Term of this Lease or any extensions hereof, and shall indemnify Landlord against any and all liability on such account.
     22.02 Provision of Services. Landlord shall not be required to furnish any services or facilities to the Premises and shall not be liable for any failure of water supply or electric current or of any service by any utility, nor for injury or damage to person (including death) or property caused by or resulting from steam, gas, electricity, water, heat, or by rain or snow that may flow or leak from any part of the Premises or from any pipes, appliances, or plumbing works of the same or from the street or subsurface or from any other place, nor for interference with light or other incorporeal hereditaments or easements, however caused, unless due to the affirmative acts or negligence of Landlord, its agents, servants or employees. Tenant hereby assumes the full and sole responsibility for the condition, operation, repair, replacement, maintenance, and management of the Premises.
ARTICLE XXIII
Holding Over
     If Tenant or anyone claiming under Tenant remains in possession of the Premises at the expiration of the Term, without having duly exercised its right, if any, to extend or further extend the Term, such continuing possession shall create a month-to-month tenancy on the terms herein, specified, if Rent in the amount of one hundred and twenty-five percent (125%) of the immediately preceding monthly installment of Rent is paid by Tenant and accepted by Landlord. Such tenancy may be terminated at the end of any month thereafter by either party by giving at least thirty (30) days’ notice thereof to the other party.
ARTICLE XXIV
Notice
     24.01 Notice Address. Any notice or demand which either party hereto either is required to or may desire to serve upon the other, must be in writing, and shall be sufficiently served if (i) personally delivered, (ii) sent by registered or certified mail, postage prepaid, or (iii) sent by commercial overnight carrier, and addressed, in the instance of Landlord, to:

West Virginia Economic Development Authority
1018 Kanawha Boulevard, East, Suite 501
Charleston, West Virginia 25301-2827 Attn:
David A. Warner, Executive Director
with a copy to:
William M. Herlihy, Esquire
SPILMAN THOMAS & BATTLE, PLLC
300 Kanawha Boulevard, East
P. O. Box 273
Charleston, WV 25321-0273
or any other address which Tenant may be notified of in, writing by Landlord, and in the instance of Tenant, to:
Pennsylvania Fashions, Inc.
155 Thornhill Road
Warrendale, PA 15086
Attention: Cary Klein, President & C.E.O.
with a copy to:
Pennsylvania Fashions, Inc.
155 Thornhill Road
Warrendale, PA 15086
Attn: Vice President of Real Estate
and with a copy to:
John J. Edson, Esquire
Bartony, Hare & Edson
Law and Finance Building, Suite 1801
429 Fourth Avenue
Pittsburgh, PA 15219
or such other address which Landlord may be notified in writing by Tenant.
     24.02 Service of Notice. Such notice shall be deemed to have been served within three (3) days of the time of the mailing thereof or upon receipt in the event of personal service or overnight courier; provided, however, that should such notice pertain to the change of address to either of the parties hereto, such notice shall be deemed to have been served upon receipt thereof by the party to whom such notice is given.
ARTICLE XXV
Subordination
     25.01 Lease Subordinate. So long as Tenant receives a non-disturbance agreement from the appropriate lessor, mortgagee or holder of a deed of trust, this Lease and all of Tenant’s right, title, and interest in and under this Lease shall be subject, subordinated, and inferior to the lien of any and all ground leases, underlying leases, mortgages, and deeds of trust and to any and all terms, conditions, provisions, extensions, renewals or modification of any such leases, mortgages, or deeds of trust which Landlord or any grantee or assignee of Landlord has placed or may place upon the Premises in the same manner and to the same extent as if this Lease had been executed subsequent to the execution, delivery, and recording of such Lease, mortgage, or deed of trust.
     25.02 Subordination. Self-Operative: Subordination Agreement. Non-disturbance. The subordination of this Lease to any mortgage or deed of trust now or hereafter placed upon the Premises shall be automatic and self-operative and no further instrument or evidence of subordination shall be necessary. Without limiting such automatic and self-operative subordination, however, Tenant shall, on demand, at any time, execute, acknowledge, and deliver to Landlord or any grantee or assignee of Landlord any and all instruments that may be necessary or proper to evidence the subordination of this Lease and all rights hereunder to the lien of such mortgage or deed of trust. In any and all events, so long as Tenant is not in default under this Lease beyond any applicable cure period, Tenant’s right of possession shall not be disturbed.
     25.03 Attornment. Tenant covenants and agrees that, upon any mortgage foreclosure or foreclosure under a deed of trust, it will attorn to any mortgagee, trustee, assignee, or any purchaser at any foreclosure sale as its Landlord, and this Lease shall continue in full force and effect as a direct Lease between Tenant herein and such party upon all terms, conditions, and agreements set forth in this Lease.
     25.04 Attornment to Successor. In the event Landlord or any successor owner of the Premises shall transfer the Premises, which transfer may be freely effected by Landlord without the consent or approval of Tenant, Landlord or such successor owner, as the case may be, shall thereupon be released from all future liabilities and obligations of Landlord under this Lease and all such future liabilities and obligations shall thereupon automatically be binding upon the new owner, and Tenant will attorn to any new owner as its Landlord, and this Lease shall continue in full force and effect as a direct Lease between Tenant herein and such party upon all terms, conditions, and agreements set forth in this Lease.
ARTICLE XXVI
Landlord’s Access to the Premises
     Landlord, or its agents or authorized representatives, shall have access to the Premises after reasonable notice at any time during normal business hours for the purposes of examining or inspecting the condition of same. In the event of any emergency such as, but not limited to, a fire, flood, or severe windstorm, Landlord shall have free access to the Premises for the purpose of examining or inspecting damage done to them. Unless Tenant shall have given notice of its intention to exercise its option to extend the Term of this Lease pursuant to Article II of this Lease entitled “Term and Extensions,” Landlord shall have the right, within twelve (12) months prior to expiration of this Lease or any extensions hereof, to show the Premises to prospective tenants, at reasonable times during normal business hours. Landlord further reserves the right to show the Premises to prospective purchasers or their representatives any time during the Term of the Lease, upon reasonable notice to Tenant during normal business hours.
ARTICLE XXVII
Environmental Compliance
     27.01 Definitions. For purposes of this Lease:
     (a) the term “Environmental Laws” shall mean and include the Resource Conservation and Recovery Act, as amended by the Hazardous and Solid Waste Amendments of 1984, the Comprehensive Environmental Response, Compensation and Liability Act, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act and all applicable state and local environmental laws, ordinances, rules, requirements, regulations and publications, as any of the foregoing may have been or may be from time to time amended, supplemented or supplanted and any and all other federal, state or local laws, ordinances, rules, requirements, regulations and publications, now or hereafter existing, relating to the preservation of the environment or the regulation or control of toxic or hazardous substances or materials; and
     (b) the term “Regulated Substance” shall mean and include any, each and all substances or materials now or hereafter regulated pursuant to any Environmental Laws, including, but not limited to, any such substance or material now or hereafter defined as or deemed to be a “regulated substance,” “pesticide,” “hazardous substance” or “hazardous waste” or included in any similar or like classification or categorization thereunder.
     27.02 Compliance. Tenant shall:
     (a) not cause or permit any Regulated Substance to be placed, held, located, released, transported or disposed on, under, at or from the Premises or to otherwise adversely affect the Premises in violation of any Environmental Laws;
     (b) at its own cost and expense contain at or remove from the Premises, or perform any other necessary or desirable remedial action regarding, any Regulated Substance in any way affecting the Premises if, as and when such containment, removal or other remedial action is required under any Environmental Laws and, whether or not so required, shall perform any containment, removal or remediation of any kind involving any Regulated Substance in any way affecting the Premises in compliance with the requirements of all Environmental Laws;
     (c) provide Landlord with written notice (and a copy as may be applicable) of any of the following within 20 days thereof: (i) Tenant’s obtaining knowledge or notice of any kind of the presence, or any actual or threatened release, of any Regulated Substance in any way affecting the Premises; (ii) Tenant’s receipt or submission, or Tenant’s obtaining knowledge or notice of any kind, of any report, citation, notice or other communication from or to any federal, state or local governmental or quasi-governmental authority regarding any Regulated Substance in any way affecting the Premises; or (iii) Tenant’s obtaining knowledge or notice of any kind of the incurrence of any cost or expense by any federal, state or local governmental or quasi-governmental authority or any private parly in connection with the assessment, monitoring, containment, removal or remediation of any kind of any Regulated Substance in any way affecting the Premises, or of the filing or recording of any lien on the Premises or any portion thereof in connection with any such action or Regulated Substance in any way affecting the Premises; and
     (d) defend all actions against Landlord and its Mortgagee and pay, protect, indemnify and save harmless Landlord and its Mortgagee from and against any and all liabilities, losses, damages, costs, expenses (including, without limitation, reasonable attorneys’ and consultant’s fees, response and clean-up costs, court costs, and litigation expenses), causes of action, suits, claims demands or judgments of any nature relating to (i) the presence, disposal, release or threatened release of any Regulated Substance; (ii) any personal injury (including wrongful death) or property damage (real or personal) arising out of or relating to any Regulated Substance; or (iii) any Environmental Laws, Regulated Substance or other environmental matters caused by Tenant, its agents, servants, employees or contractors. If at the expiration or other termination of this Lease any response or clean up of a condition involving Regulated Substances is required by any federal, state or local governmental authority, Tenant shall remain solely responsible for such requirement and this Lease shall remain in full force and effect pursuant to the terms of Article XXIII until such response or clean up is completed to the satisfaction of the respective governmental authority. The indemnity contained in this Article XXVII shall survive the expiration or earlier termination of this Lease, but shall be limited to the acts, omissions or negligence of Tenant, its agents, servants, employees or contractors.
ARTICLE XXVIII
Late Rent
     Tenant hereby acknowledges that late payment by Tenant to Landlord of Rent and other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges which may be imposed on Landlord by the terms of any mortgage or trust deed encumbering the Premises. Accordingly, if any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord’s designee within five (5) days after written notice of non-payment, Tenant shall pay to Landlord a late charge equal to the greater of 4% of such overdue amount or the late charge, penalty or interest imposed on Landlord by its Mortgagee as a result of any late payment made to such Mortgagee. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant. Acceptance of such late charge by Landlord shall in no event constitute a waiver of Tenant’s default with respect to such overdue amount, nor prevent Landlord from exercising any of the other rights and remedies granted hereunder.
ARTICLE XXIX
Estoppel Certificates
     Tenant will promptly execute, acknowledge, and deliver to Landlord, upon request, a certificate of Tenant certifying that this Lease is unmodified and is in full force and effect for, if modified, that this Lease is in full force and effect, as modified, and stating the date of each instrument so modifying this Lease); the dates, if any, to which Rent and other charges payable hereunder have been paid; and, whether, to the knowledge of Tenant, any default exists hereunder and, if so, the nature and period of existence thereof and what action Landlord is taking or proposes to take with respect thereto and whether notice thereof has been given to Landlord and such other and further matters as may reasonably be requested by Landlord and any mortgagee of Landlord. If such certificate is required to be delivered by a corporation, the same shall be signed by the President or a Vice President and the Secretary or an Assistant Secretary thereof, and if such certificate is required to be delivered by a partnership, the same shall be signed by a general partner thereof. Any certificate required under this Article may be relied upon by a prospective purchaser, mortgagee, or other transferee of Landlord’s interest under this Lease.
ARTICLE XXX
Reports
     Tenant agrees to furnish to Landlord, within ninety (90) days after the end of each fiscal year during the term of this Lease, a copy of Tenant’s most recent balance sheet or financial statement. Tenant shall provide the Landlord annually, by November 1, of each year during the term of this Lease, a report showing the total number of permanent and part-time employees of the Tenant working at the Premises as of September 30 of that year and the aggregate total of gross wages paid to these employees during the twelve month period ending September 30 of that same year.
ARTICLE XXXI
Provisions of General Application
     (a) The language in all parts of this Lease shall in all cases be construed as a whole and according to its fair meaning, and not strictly for or against either Landlord or Tenant, and the construction of this Lease and any of its various provisions shall be unaffected by any argument or claim, whether or not justified, that it has been prepared, wholly or in substantial part, by or on behalf of Landlord or Tenant.

     (b) The Article headings in this Lease are for convenience only and are not a part of this Lease, and do not in any way limit or simplify the terms and provisions of this Lease, nor should they be used to determine the intent of the parties.
     (c) If any term, covenant, condition or provision of this Lease, or the application thereof to any person or circumstances, shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby; and it is the intention of the parties hereto that if any provision of this Lease is capable of two constructions, one of which would render the provision invalid, and the other which would render the provision valid, then the provision shall have the meaning which renders it valid; and each term, covenant, condition and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.
     (d) The failure of either party to seek redress for violation of, or to insist upon strict performance of, any term, covenant, condition or provision contained in this Lease shall not prevent a similar subsequent act from constituting a default under this Lease. It is further agreed by and between the parties that no modification, release, discharge or waiver of any provision of this Lease shall be of any force, effect or value unless in writing and signed by the Landlord and Tenant or their duly authorized agents.
     (e) This Lease shall be governed and construed in accordance with the laws of the State wherein the Premises are located.
     (f) This Lease shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of Landlord, and the successors and assigns of Tenant.
     (g) The parties will, at any time at the written request of either one, promptly execute duplicate originals of an instrument, in readable form, which will constitute a short form of lease, setting forth a description of the Premises, the Term and any other portions hereof, except the rental provisions (unless required by statute), as either party may request. All costs incurred in connection with recording the short form of lease shall be paid by Tenant. If a party fails or refuses to execute and acknowledge a short form of lease within fifteen (15) days after notice of said request, the requesting party is authorized to, and is hereby appointed attorney-in-fact with full power and authority to execute and acknowledge said short form of lease on behalf of and in the name of the other Party.
     (h) Upon the execution of this Lease, Landlord and Tenant agree to only record a memorandum of the Lease in the office of the Clerk of the County Commission of Brooke County, West Virginia. The parties recognize that this Lease shall be kept confidential and not disclosed to any third person without the prior written consent of the other party, unless the Landlord determines that the Lease is subject to disclosure pursuant to the provisions of the West Virginia Freedom of Information Act or disclosure is otherwise required by a valid subpoena or order issued by a court of applicable jurisdiction.
     (i) If, as a result of any breach or default in the performance of any of the provisions of this Lease, Landlord or Tenant uses the services of an attorney in order to secure compliance with such provisions or recover damages therefor from the breaching party, and if the non-breaching party is the prevailing party in any litigation resulting therefrom or settlement associated therewith, then the non-breaching party shall be entitled to recover from the breaching party any and all reasonable attorneys fees and expenses incurred by the non-breaching party in connection with such litigation.

     (j) This instrument contains the entire and only agreement between the parties relating to the subject matter hereof, and no oral statements or representations or written matter not contained in this instrument shall have any force or effect. This Lease shall not be amended or modified in any way except by a writing executed by both parties.
     (k) Time is of the essence of this Lease and the performance of all obligations hereunder.
     (1) The relationship between the parties hereto is solely that of Landlord and Tenant, and nothing in this Lease shall be construed as creating a partnership or joint venture between the parties hereto, it being the express intent of Landlord and Tenant that the business of Tenant on the Premises and elsewhere, and the good will thereof, shall be and remain the sole property of Tenant.
     (m) Throughout this Lease, wherever the context so requires, the singular shall include the plural, and the masculine gender shall include the feminine and neuter genders.
     (n) There shall be no merger of this Lease or the leasehold estate created by this Lease with any other estate or interest in the Premises by reason of the fact of the same person, firm, corporation, or other entity acquiring or owning or holding, directly or indirectly, this Lease or the leasehold interest created by this Lease or any interest in this Lease, and any such other estate or interest in the Premises or any part thereof, and no such merger shall occur unless and until all corporations, firms, and other entities having an interest (including a security interest) in this Lease or the leasehold interest created by this Lease and any such other estate or interest in the Premises or any part thereof, shall join in a written instrument effecting such merger and shall duly record the same.
     IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be duly executed and delivered in their respective names as of the date first above written, and Tenant has attached hereto a certified copy of its corporate resolution evidencing the authority of the person subscribing below to execute leases such as this Lease on its behalf.

LANDLORD:	West Virginia Economic Development Authority

WITNESS:

/s/ J.D.B.	/s/ David A. Warner

By: David A. Warner
Its: Executive Director

TENANT:	Pennsylvania Fashions, Inc.

WITNESS:

/s/ John Jay Edson	/s/ Dennis Hernreich

By: Dennis Hernreich
Its: Senior Vice President & Chief Financial Officer

STATE OF PENNSYLVANIA	)
	)	SS:
COUNTY OF ALLEGHENY	)
          Before me, this 2nd day of July, 1999, the undersigned authority, a Notary Public, personally appeared Dennis Hernreich, who acknowledged himself to be the Senior Vice President and Chief Financial Officer of Pennsylvania Fashions, Inc., a Pennsylvania corporation, and that he, being authorized to do so, executed the foregoing instrument for the purposes therein contained by signing his name.
          IN WITNESS WHEREOF, I hereunto set my hand and official seal.

/s/ Margaret A. Harshaw
Notary Public

My Commission Expires: 2/24/2003	Notarial Seal Margaret A. Harshaw, Notary Public Marshall Twp., Allegheny County My Commission Expires Feb. 24, 2003 Member, Pennsylvania Association of Notaries
[SEAL]

STATE OF West Verginia	)
	)	SS:
COUNTY OF Kanawha	)
          Before me, this 28th day of June, 1999, the undersigned authority, a Notary Public, personally appeared David A. Warner, who acknowledged himself to be the Executive Director of the West Virginia Economic Development Authority, a West Virginia public corporation, and that he, being authorized to do so, executed the foregoing instrument for the purposes therein contained by signing his name.
          IN WITNESS WHEREOF, I hereunto set my hand and official seal.

/s/ Debra J. Orcutt

Notary Public

EXHIBIT “A,” REAL PROPERTY DESCRIPTION FOR INITIAL FACILITY

EXHIBIT “B,” SITE PLAN

May 28, 1999
Project 98-443
Three Springs Industrial and Business Park
Subdivision No. 4
Lot 1-A-1
ALL that certain tract or parcel of land situated in the City of Weirton, District of Cross Creek, County of Brooke and State of West Virginia, bounded and described as follows, to-wit;
Beginning at a point on the westerly line of Park Drive and on the property of the West Virginia Economic Development Authority: thence along the westerly line of Park Drive the following three courses and distances, to-wit: South 22°12’07” East, 370.38 feet to a point; thence by the arc of a circular curve deflecting to the right in a southwardly direction having a radius of 421.00 feet, an arc distance of 238.68’ and a chord bearing and distance of South 5°57’37” East, 235.50 feet to a point; thence South 10o16’54” West, 149.29 feet to a point on the westerly line of Park Drive and on the property of the West Virginia Economic Development Authority; thence departing from the westerly line of Park Drive and along the property of West Virginia Economic Development Authority the following three courses and distances, to-wit: South 10°16’54” West, 99.14 feet to a point; thence by the arc of a circular curve deflecting to the right in a southwestwardly direction having a radius of 50.00 feet, an arc distance of 72.54 feet and a chord bearing and distance of South 51°50’28” West, 66.34 feet to a point; thence North 86°35’58 West. 82.50 feet to a point on the property of Weirton Steel Corporation; thence along the property of Weirton Steel Corporation the following three courses and distances, to-wit: North 86°35’58” West, 539.50 feet to a point; thence North 22°12’07” West, 555.50 feet to a point; thence North 67°47’53” East, 377.90 feet to a point on the property of West Virginia Economic Development Authority; thence along the property of West Virginia Economic Development Authority North 67°47’53” East, 446.10 feet to a point at the place of beginning
CONTAINING 13.03 Acres.

TEMPORARY TURN AROUND EASEMENT
TEMPORARY CONSTRUCTION EASEMENT
TRUCK LOADING AREA
CONSTRUCTION ENTRANCE
40' BUILDING SETBACK
FUTURE LOT LINE
50'
CHANNEL 2
CHANNEL 3
CHANNEL 4
SEDIMENT TRAP NO. 2
SEDIMENT TRAP NO.
APRON NO. 2
APRON NO. 3
APRON NO. 2
SILT FENCE
16' UTILITY EASEMENT

LEGEND:

- PROPOSED SITE GRADING
- TOPOGRAPHIC CONTOUR
- PROPOSED CHANNEL
- SILT FENCE
- RIPRAP APRON
- STORMWATER INLET
- STORMWATER CULVERT
- PROPOSED PA FASHIONS DISTRIBUTION CENTER BUILDING
- PAVED AREAS

CAD: CRK 06/15/99

REFERENCE
1. GAI CONSULTANTS, MONROEVILLE, PA, DRAWING NO. 98-295-E751, DATED 8/22/98.

SCALE
60 120 FEET

PRELIMINARY

JUN 15 1999

REV.	DATE	DESCRIPTION	P.M.

ALMES & ASSOCIATES, INC.
CONSULTING ENGINEERS

BECKLEY, WV 304-255-0491 — PITTSBURGH, PA 724-327-5200 — RALEIGH, NC 919-319-1167
EASTON, PA 610-250-7908 — BRISTOL, VA 540-466-2710

SITE PLAN

CONSTRUCTION DRAWINGS
PENNSYLVANIA FASHIONS DISTRIBUTION CENTER
WEIRTON, BROOKE COUNTY, WEST VIRGINIA
Prepared For
WESEX CORPORATION
WEST MIDDLESEX, PENNSYLVANIA

CAD BY	CRK	06/04/99	PROJECT NO. P99-660-985	SHEET 2 OF 10
CHECKED BY			DRAWING NO. 99-660-E14	
APPROVED BY

EXHIBIT “C,” REAL PROPERTY DESCRIPTION FOR ADDITIONS

May 28, 1999
Project 98-443
Three Springs Industrial and Business Park
Subdivision No. 4
Option for Phase II
ALL that certain tract or parcel of land situated in the City of Weirton, District of Cross Creek, County of Brooke and State of West Virginia, bounded and described as follows, to-wit:
BEGINNING at a point on the westerly line of Park Drive and on the property of West Virginia Economic Development Authority: thence along the westerly line of Park Drive South 22°12’07” East, 712.72 feet to a point on the westerly line of Park Drive and the property of West Virginia Economic Development Authority; thence departing from the westerly line of Park Drive and along the property of West Virginia Economic Development Authority South 67°47’53” West, 446.10 feet to a point on the property of Weircon Steel Corporation; thence along the property of Weirton Steel Corporation the following two courses and distances, to-wit: South 67°47’53” West, 377.90 feet to a point; thence North 22°12’07” West, 389.85 feet to a point on the property of West Virginia Economic Development Authority; thence along the property of West Virginia Economic Development Authority the following two courses and distances, to-wit; North 22°12’07” West, 322.87 feet to a point; thence North 67°47’53” East, 824.00 feet to a point at the place of beginning
CONTAINING 13.48 Acres.

EXHIBIT “D,” THREE SPRINGS INDUSTRIAL AND BUSINESS PARK
DECLARATIONS OF COVENANTS, CONDITIONS AND REGULATIONS